Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Liquidity and Capital Resources” and “Risk Factors”, and to the use of our report dated March 21, 2014, except for the retroactive effect of the 1-for-2.537 reverse stock split as described in paragraph 7 of Note 1, as to which the date is October 7, 2014, in the Amendment No. 3 to the Registration Statement (Form S-1 No. 333-198374) and related Prospectus of NeuroSigma, Inc. dated October 7, 2014.

/s/ Ernst & Young LLP

Los Angeles, California

October 7, 2014